Exhibit 21

INFOTEC BUSINESS SYSTEMS, INC.
FORM 10-KSB

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	% Ownership

Galaxy Networks Inc.	British Columbia, Canada	100.0%

Infotec Business Strategies, Inc.	British Columbia, Canada	100.0%

Eventec Inc.	Nevada, U.S.A.	100.0%